Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
OF
ARC Group, INC.

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTE

The undersigned, the Chief Operating Officer of ARC Group, Inc., a Nevada corporation (the “Corporation”), does hereby certify that the board of directors of the Corporation (the “Board”), in accordance with the provisions of the Nevada Revised Statutes, and in accordance with the Corporation’s Articles of Incorporation (the “Articles of Incorporation”):

RESOLVED, that, pursuant to authority conferred upon the Board by the Articles of Incorporation, the Board hereby authorizes Two Million Five Hundred Thousand (2,500,000) shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, of such shares in accordance with this Certificate of Designation of Preferences, Rights and Limitations (the “Certificate of Designation”), in addition to those set forth in the Articles of Incorporation, as follows:

Capitalized terms used but not separately defined herein shall have the meanings given to them in the Articles of Incorporation.

1. Designation, Amount and Par Value: Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”).

(a) Stated Value. The stated value of the Series B Preferred Stock shall be $1.40 per share (the “Stated Value”), subject to adjustment for stock splits, dividends, combinations and related transactions as set forth herein.

(b) Number and Designation. Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock shall be designated as Series B Preferred Stock, which shall not be subject to increase without the vote or written consent of the holders (each, a “Holder” and collectively, the “Holders”) of a majority of the voting power of the then outstanding Series B Preferred Stock voting as a class (a “Majority Vote”), unless otherwise specified herein.

(c) Rank. The Series B Preferred Stock shall rank senior to the Common Stock, the Series A Preferred Stock and each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board, as to rights upon liquidation, dissolution and winding up (collectively, “Junior Securities”). The definitions of Junior Securities shall each also include any rights or options exercisable for or convertible into Junior Securities.

2. Dividends. For so long as any shares of Series B Preferred Stock are outstanding, no cash dividends shall be paid or declared, nor shall any other distribution be made, on the Common Stock or any outstanding Junior Securities, unless and until the same per share dividend (based on the number of shares of Common Stock that the Series B Preferred Stock are then convertible into based on a Conversion Price of $1.40, subject to adjustment as provided in Section 4(d)), shall have been paid or declared and set apart on the Series B Preferred Stock. Any additional dividends or distributions declared by the Board out of funds legally available therefor shall be distributed ratably among all holders of Common Stock and/or Junior Securities and the holders of the Series B Preferred Stock (with such shares of Series B Preferred Stock counted on an as-converted basis based on a Conversion Price of $1.40, subject to adjustment as provided in Section 4(d)), as of the record date fixed for determining those entitled to receive such distribution.

3. Liquidation Preference.

(a) Customary Liquidation Events. In the event of a Customary Liquidation Event (as defined below), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, and after and subject to the payment in full of all amounts required to be distributed to the Corporation’s creditors, each Holder shall be entitled to receive out of the assets of the Corporation or proceeds thereof (whether capital, surplus or earnings) legally available therefor, an amount in cash equal to the greater of (A) 100% of the Stated Value, plus any declared and unpaid dividends thereon (unless such dividends have already increased the Stated Value of the Series B Preferred Stock) and (B) the amount per share such Holder would receive if such Holder converted such shares of Series B Preferred Stock into shares of Common Stock at a Conversion Price of $1.40, subject to adjustment as provided in Section 4(d), immediately prior to the date of such payment (the “Customary Liquidation Preference”) with respect to each share of Series B Preferred Stock held by the Holder; provided, that the Corporation shall provide the Holders with notice of any Customary Liquidation Event at least ten (10) calendar days prior to the record date with respect to such Customary Liquidation Event (or, with respect to any Customary Liquidation Event for which no record date is set, the effective date thereof). If, upon the occurrence of any Customary Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable after payment in full of the Corporation’s creditors shall be insufficient to pay in full the aggregate Customary Liquidation Preference to all Holders, the assets of the Corporation, or the proceeds thereof, shall be distributed among the Holders ratably based on amounts payable to each holder. For purposes of this Certificate of Designation, the term “Customary Liquidation Event” shall mean, at any time prior to a Mandatory Conversion effected pursuant to Section 4 herein, while a share of Series B Preferred Stock is outstanding, (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) the Corporation, directly or indirectly, in one or more related transactions, (A) effects any merger or consolidation of the Corporation with or into another person, (B) effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets, (C) is the subject of any purchase offer, tender offer or exchange offer (whether by the Corporation or another person) and is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of 50% or more of the outstanding Common Stock, (D) effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (E) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or “group” (as such term is defined in Section 13(d) of the Exchange Act) whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), in each case other than any such transaction (1) that does not result in a reclassification, conversion, exchange or cancellation of outstanding Common Stock; (2) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or (3) where the voting capital stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for voting capital stock of the surviving entity constituting a majority of the outstanding shares of such voting capital stock of such surviving entity immediately after giving effect to such issuance.

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(b) In the event of a Customary Liquidation Event, after payment shall have been made in full to the Holders as provided in Section 3(a), any other series or class of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Corporation, and the Holders shall not be entitled to share therein.

(c) Special Liquidation Events. In the event of a Special Liquidation Event (as defined below), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Series A Preferred Stock or the holders of Junior Securities, each Holder shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital, surplus or earnings) legally available therefor, an amount in cash equal to 125% of the Stated Value, plus any declared and unpaid dividends thereon (unless such dividends have already increased the Stated Value of the Series B Preferred Stock) (the “Special Liquidation Preference”) with respect to each share of Series B Preferred Stock held by the Holder. Such payment shall be made no later than the tenth (10th) calendar day following the occurrence of such Special Liquidation Event. If, upon the occurrence of any Special Liquidation Event, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay in full the aggregate Special Liquidation Preference to all Holders, the assets of the Corporation, or the proceeds thereof, shall be distributed among the Holders and the holders ratably based on amounts payable to each holder. For purposes of this Certificate of Designation, the term “Special Liquidation Event” shall mean, at any time prior to a Mandatory Conversion effected pursuant to Section 4 herein, while a share of Series B Preferred Stock is outstanding: (i) the failure of the Corporation to consummate a firm commitment underwritten public offering of Common Stock registered under the Securities Act of 1933, as amended (the “Securities Act”) and concurrent listing of the Corporation’s Common Stock on the Nasdaq Stock Market, NYSE or NYSE MKT within twelve (12) months of the Final Closing (as defined in the subscriptions agreements by and among the Corporation and the Holders) (such offering, a “Qualified Public Offering”); (ii) the failure of the Corporation to file with the Securities and Exchange Commission (the “SEC”), in compliance in all material respects with all applicable accounting requirements and relevant U.S. securities laws, rules and regulations, including but not limited to the Securities Act and the Exchange Act, the audited financial statements and other financial information that were required to be filed with the SEC pursuant to an amendment to the Original Form 8-K by November 13, 2018 in connection with the Corporation’s acquisition of the Fat Patty’s restaurant concept within four (4) months of the Final Closing (as defined in the subscription agreements by and among the Corporation and the Holders); or (iii) the failure of the Corporation to file with the SEC”), in compliance in all material respects with all applicable accounting requirements and relevant U.S. securities laws, rules and regulations, including but not limited to the Securities Act and the Exchange Act, but excluding required filing dates, the audited financial statements and other financial information that will be required to be filed with the SEC in connection with the Corporation’s acquisition of the Tilted Kilt restaurant franchise within four (4) months of the Final Closing (as defined in the subscription agreements by and among the Corporation and the Holders).

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4. Conversion Rights.

(a) Mandatory Conversion. Each outstanding share of Series B Preferred Stock shall be converted into units of such Equity Securities (as defined below) sold in a Qualified Public Offering at the Conversion Price set forth in Section 4(b) below (a “Mandatory Conversion”). The issuance of Equity Securities pursuant to the conversion of the Series B Preferred Stock shall be upon and subject to the same terms and conditions applicable to the Equity Securities sold in such Qualified Public Offering. The Holder will receive all of the benefits afforded to other investors acquiring the same number of Equity Securities in the Qualified Public Offering upon the consummation of a Qualified Public Offering (the “Mandatory Conversion Trigger”). For purposes of this Certificate of Designation, the term “Equity Securities” shall mean securities of the Corporation or any securities convertible into, or exchangeable for (with or without additional consideration), the Corporation’s Common Stock or other securities of the Corporation.

(b) Conversion Price; Conversion Securities. The “Conversion Price” of the Series B Preferred Stock shall be lesser of: (i) $1.40 per share, subject to adjustment as described herein, and (ii) the greater of (A) seventy percent (70%) of the public offering price per share or unit, as applicable, of Equity Securities sold in the Qualified Public Offering and (B) $0.28 per share, subject to adjustment as described herein. Each share of Series B Preferred Stock shall be convertible into such number of Equity Securities sold in a Qualified Public Offering that results from dividing the Stated Value by the Conversion Price. Any Equity Securities issuable upon a conversion of Series B Preferred Stock pursuant to Section 4(a) are referred to herein as the “Conversion Securities.”

(c) Mechanics of Conversion.

(i) Mandatory Conversion Mechanics. The Corporation shall effect a Mandatory Conversion pursuant to Section 4(a) by providing the Holders with written notice as provided in Section 6(a), which notice shall: (x) state that the Mandatory Conversion Trigger has been satisfied, (y) specify the then applicable Conversion Price, the aggregate number of shares of Series B Preferred Stock outstanding, and the aggregate number of Conversion Securities to be issued in connection with such conversion, and (z) specify the date on which such conversion will be effective (the “Mandatory Conversion Date”). The calculations and entries set forth in the Corporation’s notice shall control in the absence of manifest or mathematical error. From and after the date of such notice, the shares of Series B Preferred Stock shall be null and void and only represent the right to receive the applicable number of Conversion Securities. The Corporation shall issue certificates representing the Conversion Securities promptly, but in no event more than five (5) business days following surrender by a Holder of the certificate(s) representing the converted shares of Series B Preferred Stock to the Corporation (such date that the Corporation is required to deliver such certificate(s), the “Delivery Date”).

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(ii) Date of Conversion. In the case of the exercise of the conversion rights set forth in Section 4(a), the record date for such conversion shall be the Mandatory Conversion Date and the record Holder as of such date shall be entitled to receive the corresponding Conversion Securities.

(iii) Fractional Shares. The Corporation shall not be required, in connection with any conversion of Series B Preferred Stock, to issue any fractional shares of Series B Preferred Stock or any fractional Conversion Securities and may, in each case, at the Corporation’s discretion, pay the Holder such amount in cash or deliver an additional whole security in lieu thereof.

(d) Limitations of Conversion. Notwithstanding anything to the contrary contained herein, the number of Conversion Securities that may be acquired by the Holder upon conversion of the Series B Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Beneficial Ownership Limitation”), and such Conversion Securities that may otherwise be acquired by the Holder upon such conversion (or other issuance) shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the beneficial ownership limitations provision of this Section, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder. For the avoidance of doubt, from and after the Mandatory Conversion Date, the shares of Series B Preferred Stock shall represent only the right to receive the applicable number of Conversion Securities, and shall have none of the other rights set forth herein.

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(e) Stock Dividends and Splits. If the Corporation, at any time after the first date of issue of the Series B Preferred Stock (the “Original Issuance Date”) and while at least one share of Series B Preferred Stock is outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of or payment of dividends on Series B Preferred Stock or any debt securities of the Corporation), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which (x) the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this section shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above.

(f) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(e) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series B Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(g) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(h) Reservation of Shares. The Corporation covenants and agrees that any Conversion Securities issued upon the conversion of the Series B Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation further covenants and agrees that the Corporation will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for issuance of the Conversion Securities upon the conversion of the Series B Preferred Stock.

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(i) Payment of Taxes. The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series B Preferred Stock and Conversion Securities to the extent required by law. Prior to the date of any such payment, each Holder shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable. The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series B Preferred Stock and (B) the issue of Conversion Securities; provided, however, in the case of any conversion of Series B Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Conversion Securities in a name other than that of the Holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(j) Buy-In. If the Corporation fails, prior to the applicable Delivery Date, to, at its option, (i) deliver to such Holder the applicable certificate or certificates or (ii) cause its transfer agent to credit the account of such Holder or such Holder’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, and if after such Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm is required to purchase, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Securities which such Holder was entitled to receive upon the conversion relating to such Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue (or, if less, the number of shares actually delivered in satisfaction of such sale) multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof.

(k) Partial Liquidated Damages. If the Corporation fails to deliver to a Holder shares of Common Stock or pay the cash due to the Holder, pursuant to Section 4(a), by the Delivery Date, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series B Preferred Stock being converted, $50 per business day (increasing to $100 per business day on the third business day and increasing to $200 per business day on the sixth business day after such damages begin to accrue) for each business day after the Delivery Date until such shares are delivered or holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the Corporation’s failure to deliver the shares or pay the cash within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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5. Voting Rights.

(a) Except as otherwise provided herein or as required by law, Holders shall be entitled to vote with the holders of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of Common Stock. In the event of any such vote or action by written consent, each Holder shall be entitled to that number of votes equal to the whole number of Conversion Securities into which the aggregate number of shares of Series B Preferred Stock held of record by such Holder would be convertible pursuant to Section 4(a) hereof at a Conversion Price of $1.40, subject to adjustment as set forth in Section 4(d), as of the close of business on the record date fixed for such vote or such written consent; provided, that solely for purposes of this Section 5(a), as of any date of determination, the Conversion Price shall be deemed to be the greater of (i) the Conversion Price and (ii) the closing price of the Common Stock as reported by OTC Markets, or such other trading market on which the Common Stock is then listed or quoted, as applicable, on the date of the applicable Closing (as defined in the subscription agreements by and among the Corporation and the Holders) with respect to such shares of Series B Preferred Stock. The Holders shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation (the “Bylaws”).

(b) In addition to any other vote or consent required herein or by applicable law, for as long as any of the shares of Series B Preferred Stock are outstanding, a Majority Vote shall be necessary for effecting or validating the following actions:

(i) amend the Articles of Incorporation, Bylaws or other charter documents or file any charter documents with the Secretary of State of the Corporation’s state of incorporation so as to adversely affect any powers, preferences or rights of the Holders; provided however, that any changes to Section 3 of this Certificate of Designation shall require the affirmative vote of the holders of at least eighty percent (80%) of the total number of shares of Series B Preferred Stock then outstanding;

(ii) authorize, increase or designate any preferred stock that is senior to, or on a parity with the Series B Preferred Stock as to rights in liquidation, dissolution, dividend, voting, distribution or redemption;

(iii) increase or decrease (other than by conversion) the authorized number of the Series B Preferred Stock;

(iv) amend this Certificate of Designation;

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(v) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or other securities, other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(vi) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of the Corporation’s property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom (any such indebtedness, “Debt”), to the extent that such Debt is obtained from an affiliate of the Corporation (“Affiliate Debt”), except for any such Affiliate Debt which is junior to the rights and privileges herein provided to the holders of the Series B Preferred Stock. For the avoidance of doubt, this Section 6(b)(vi) shall not apply to any Debt which the Corporation obtains from any person or entity that is not an affiliate of the Corporation pursuant to a transaction that is made on an arms-length basis (such Debt, “Third Party Debt”);

(vii) enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom (“Liens”), other than (a) Liens incurred in connection with Third Party Debt and (b) Liens incurred in connection with Affiliated Debt that is junior to the rights and privileges herein provided to the holders of the Series B Preferred Stock. For the avoidance of doubt, the Corporation may only incur Liens in connection with (X) Third Party Debt or (Y) Affiliated Debt that is junior to the claim of holders of Series B Preferred Stock;

(viii) enter into any agreement or understanding with respect to any of the foregoing.

(c) For the avoidance of doubt, in addition to any other vote or consent required or permitted hereby, the Holders may waive any rights under this Certificate of Designation pursuant to a Majority Vote.

6. Miscellaneous.

(a) Notices. All notices or communications in respect of the Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, sent in portable document format (“pdf’) via electronic mail, or if given in such other manner as may be permitted in this Certificate of Designation, the Articles of Incorporation, the Corporation’s Bylaws, as amended, or by applicable law or regulation. Notwithstanding the foregoing, if the Series B Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the Holders in any manner permitted by such facility.

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(b) Lost or Mutilated Preferred Stock Certificate. If any certificate or instrument evidencing any shares of Series B Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement securities. If a replacement certificate or instrument evidencing any securities is requested due to a mutilation thereof, the Corporation may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

(c) Severability. If any term of the Series B Preferred Stock (or part thereof) set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

(d) Headings. The headings of the paragraphs of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, ARC Group, Inc. has caused this Certificate of Designation to be duly executed by the undersigned authorized officer on the 17th day of April, 2019.

ARC GROUP, INC.

By:	/s/ Richard W. Akam
Name:	Richard W. Akam
Title:	Chief Operating Officer

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